Exhibit 99.1
Contacts:
The Ruth Group (Investors/Media)
Sara Ephraim/Jason Rando
sephraim@theruthgroup.com
jrando@theruthgroup.com
IMARX THERAPEUTICS REPORTS BUSINESS UPDATE AND FINANCIAL
RESULTS FOR FOURTH QUARTER AND FULL YEAR 2007
TUCSON, AZ — (March 31, 2008) — ImaRx Therapeutics, Inc., a biopharmaceutical company developing and commercializing therapies for vascular disorders, today provided a corporate update along with fourth quarter and full year 2007 financial results.
2007 Year in Review:
•	Initiated TUCSON Phase I/II clinical study
•	Received FDA approval to market urokinase under new trade name Kinlytic™
•	Signed strategic licensing agreement with Bracco International
•	Completed Initial Public Offering
•	Awarded Phase I STTR grant from the National Institutes of Health
•	Signed research collaboration with Royal Philips Electronics
•	Extended expiration dating of urokinase product inventory
Key Corporate Highlights:
PhaseI/II TUCSON Clinical Trial and SonoLysis Program Update
In January of 2007, the Company initiated its TUCSON trial, a Phase I/II clinical study designed to assess the safety of the Company’s proprietary MRX-801 microbubbles in combination with ultrasound and tPA in ischemic stroke patients. The TUCSON trial was designed with four 18-patient cohorts to evaluate increasing doses of MRX-801. In the second dose cohort, the Company observed a greater number of reported symptomatic intracranial hemorrhages in subjects receiving treatment relative to controls and after consultation with the Data and Safety Monitoring Board elected to stop enrollment of the study.
Bradford A. Zakes, President and CEO stated, “Although we would have preferred to obtain more efficacy and safety data at higher doses of microbubbles, we were encouraged by the data from the first cohort of patients. One vial of MRX-801 in combination with ultrasound and tPA did not result in any reported cases of intracranial hemorrhage in the treatment group, suggesting a safe dose for further clinical studies. Furthermore, an analysis of activity from the first cohort indicated a trend towards enhanced recanalization of the occluded artery in treated subjects versus controls.”

Following a comprehensive review of this program and taking into consideration the challenging financial market conditions, ImaRx’s Board of Directors and management concluded that it is in the best interests of the Company and its shareholders to actively seek strategic alternatives for the funding and future development of its SonoLysis technology.
“Based on the encouraging results that were demonstrated in the first cohort of our TUCSON study, we believe that our SonoLysis technology remains an attractive development opportunity in ischemic stroke”, stated Bradford A. Zakes. “We are actively evaluating options that will secure funding for the development of this technology while preserving the opportunity for our shareholders to realize significant value from our SonoLysis program.”
Urokinase Business Update
Urokinase, the Company’s first FDA-approved commercially available product is indicated for the treatment of acute massive pulmonary embolism. Formerly marketed as Abbokinase®, the FDA approved ImaRx’s request to market the product under a new trade name, Kinlytic. The Company acquired urokinase and all related assets, including an approximate four-year supply of inventory, from Abbott Laboratories (NYSE: ABT) in April 2006.
The Company commenced sales of urokinase in October 2006 and experienced consistent hospital pull-through in 2007. In order to continue selling product, the Company has maintained an ongoing stability testing program to support extending the expiration dating of the urokinase inventory. In October 2007, results from the stability testing program successfully met all of the required specifications necessary to support the extension of expiration dating for urokinase inventory to between July and September of 2009. The Company submitted for and the FDA approved the release of three lots of urokinase during the first quarter of 2008 under the new Kinlytic trade name. The Company believes this labeled inventory will be sufficient to meet market demand through September 2009. ImaRx intends to continue its stability program to evaluate the potential for further expiration extensions beyond September 2009 for unlabeled vials of urokinase inventory.
Bradford A. Zakes stated, “The extension of the expiration dating and FDA approval of our recent requests for lot release represent a significant accomplishment for ImaRx, by allowing us to generate additional value from the continued sale of our urokinase inventory well into 2009. We remain confident that the stability profile of our urokinase inventory will enable us to achieve future expiration date extensions as we market the balance of our existing unlabeled vials of urokinase.”
In January 2008 ImaRx signed a Letter of Intent with Microbix Biosystems Inc. (TSE: MBX) to manufacture and continue selling urokinase beyond the existing inventory. Closing of the transaction is dependent upon the satisfactory completion of due diligence and Microbix securing adequate financing to transfer the manufacturing process. A new supply of urokinase would allow ImaRx to continue to serve its current customers. It also would provide the opportunity to expand sales to additional vascular physicians and acute care institutions and to explore clinical development of urokinase for additional vascular indications.

In connection with the urokinase acquisition in April 2006, the Company issued a $15.0 million non-recourse promissory note to Abbott that matures on March 31, 2008. The outstanding balance of the note plus accrued interest, net of funds in escrow, is $10.8 million. The Company has reached a tentative agreement with Abbott regarding payment of the note on terms that will enable it to continue commercializing urokinase. Upon execution, the Company will hold full title to the asset including the remaining urokinase inventory and will receive 100% of proceeds generated from future sales. The Company expects to close this transaction in the second quarter of 2008.
Financial Results
Revenue for the fourth quarter ended December 31, 2007 rose to $2.7 million from $0.7 million for the fourth quarter ended December 31, 2006. Full year 2007 revenue increased to $8.4 million from $1.3 million for the full year 2006. Sales of urokinase, which ImaRx began commercializing in October 2006, drove the revenue increase for the most recent quarter and full year.
Net loss for the fourth quarter of 2007 was $2.2 million compared to net income of $10.7 million in the year ago period. This change was primarily a result of a $16.1 million gain on extinguishment of debt associated with the relinquishment of the recombinant thrombolytic drug assets to Abbott in the fourth quarter of 2006. Net loss per share attributable to common shareholders of $0.24 for the fourth quarter of 2007 was based on weighted average shares of approximately 9.1 million, compared to net income per share attributable to common shareholders of $3.94 in the fourth quarter of 2006 based on weighted average shares of approximately 2.6 million.
Net loss for the full year 2007 was $8.8 million compared to $0.7 million for the full year 2006. This change was primarily a result of a $16.1 million gain on extinguishment of debt associated with the relinquishment of the recombinant thrombolytic drug assets to Abbott in the fourth quarter of 2006, partially offset by increased sales of urokinase in 2007 over 2006. Net loss per share attributable to common shareholders of $3.16 for the full year 2007 was based on weighted average shares of approximately 5.9 million compared to a net loss per share attributable to common shareholders of $0.72 for the full year 2006 based on weighted average shares of approximately 2.6 million. The net loss per share attributable to common stockholders in all periods includes non-cash charges for accretion of preferred stock dividends and 2007 also includes the reversal of accreted preferred stock dividends and a deemed dividend on the conversion of preferred stock into common stock upon completion of the Company’s initial public offering. The weighted average shares used in computing loss per share attributable to common shareholders excludes anti-dilutive securities such as stock options and warrants and also redeemable preferred stock in periods prior to their conversion to common stock upon completion of the Company’s initial public offering.

Cost of product sales totaled $1.0 million and $3.5 million in the fourth quarter of 2007 and full year 2007, respectively. The cost of product sales was $0.2 million for the fourth quarter of 2006 and the full year 2006, as the Company acquired the urokinase product in April 2006 and commenced sales in October 2006. The cost of product sales includes the price paid to acquire the urokinase asset as well as labeling costs directly incurred in bringing the product to market.
Research and development expenses for the fourth quarter of 2007 decreased to $2.0 million from $2.6 million in the fourth quarter of 2006, primarily due to less outside contract work performed on grants and pre-clinical studies. Research and development expenses decreased to $7.4 million for the full year 2007 from $9.1 million for the full year 2006 as a result of staffing reductions, third party service costs and other expenses related to the Company’s refined SonoLysis strategy. Full year 2006 results also included expenses related to recombinant thrombolytic drug assets relinquished to Abbott Laboratories in December 2006, which were partially offset by increased clinical trial expenses recorded for the full year 2007.
General and administrative expenses in the fourth quarter of 2007 decreased to $1.8 million from $3.0 million in the year ago period resulting mainly from cost controls and less outsourced services. General and administrative expenses for the full year 2007 decreased to $6.1 million from $7.7 million for the full year 2006. This decrease was principally a result of legal and consulting expenses capitalized upon the completion of the IPO in 2007 compared to costs related to the unsuccessful IPO attempt in 2006 that were expensed.
On December 31, 2007, ImaRx had $12.9 million in cash, cash equivalents and investments, excluding $0.4 million in restricted cash, compared to $4.3 million in cash, cash equivalents and investments on December 31, 2006. The increase in the cash balance was primarily related to the $9.0 million sale of Abbokinase, net of discounts and fees, to two primary wholesale distributors and the $12.4 million in net proceeds received from the common stock offering in connection with the Company’s July 2007 IPO. Assuming the tentative agreement with Abbott regarding the remaining balance of the $15.0 million note is executed and a strategic financing alternative for SonoLysis is achieved, the Company believes it will have sufficient cash resources for at least the next 12 months.
Additionally, in connection with the filing of its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2008, Ernst & Young LLP, the Company’s independent registered public accounting firm, noted that the Company has recurring losses, which has resulted in a significant accumulated deficit at December 31, 2007. In addition, the Company has a significant note payable balance due on March 31, 2008. These conditions, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

Conference Call and Webcast Information
Management will host a conference call to review financial results for the quarter and year ended December 31, 2007 and recent business developments. The call is scheduled for today, March 31, 2008, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). To participate in the live conference call, U.S. residents should dial 877-407-4018, and international callers should dial 201-689-8471. Alternatively, log on to www.imarx.com to access a live webcast of the call. Please connect to the Investor section of ImaRx’s website several minutes prior to the start of the live conference call to ensure adequate time for any software download that may be necessary. To access the 48-hour telephone replay, U.S. residents should dial 800-660-6853, and international callers should dial 201-612-7415. The account number for the event is 3055, and the conference ID number is 279436. A replay of the call will also be available on www.imarx.com 14-days following the call.
About ImaRx Therapeutics
ImaRx Therapeutics is a biopharmaceutical company commercializing and developing therapies for vascular disorders. The Company’s commercialization efforts are currently focused on its first FDA-approved thrombolytic agent, urokinase, for the treatment of acute massive pulmonary embolism, or blood clot in the lungs. The Company’s research and development efforts are focused on therapies for stroke and other vascular disorders using its proprietary MRX-801 microbubble technology.
Cautionary Statement For The Purpose Of The “Safe Harbor” Provisions Of The Private Securities Litigation Reform Act of 1995
Note: Statements made in this press release which are not historical in nature constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include: those related to the search for strategic alternatives for the funding and continued development of the SonoLysis technology; the Company’s efforts to extend the expiration dating on future lots of urokinase; the Company’s belief that its labeled inventory will be sufficient to meet market demand through September 2009; Microbix’s ability to transfer the urokinase manufacturing process; the Company expect that it will close the transaction with Abbott in the second quarter of 2008; and the Company’s belief that it will have sufficient cash resources for at least the next 12 months. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. A more complete description of these risks and the event that may cause such events not to occur can be found in the Company’s filings with the Securities and Exchange Commission. All information in this press release is as of March 31, 2008, and the Company undertakes no duty to update this information.

ImaRx Therapeutics, Inc.
Consolidated Statements of Operations
(in thousands except share and per share data)

	Three Months Ended		Year Ended
	December 31		December 31
	2006	2007	2006	2007
	(unaudited)
Revenues:
Product sales, net	$226	$2,472	$480	$7,841
Research and development	481	178	848	519

Total operating revenue	707	2,650	1,328	8,360
Costs and expenses:
Cost of product sales	204	989	204	3,518
Research and development	2,589	2,033	9,067	7,424
General and administrative	2,951	1,813	7,749	6,087

Total cost and expenses	5,744	4,835	17,020	17,029

Operating loss	(5,037)	(2,185)	(15,692)	(8,669)
Interest and other income, net	63	159	381	548
Interest expense	(450)	(187)	(1,515)	(862)
Gain on extinguishment of debt	16,127	—	16,127	219

Net income (loss)	10,703	(2,213)	(699)	(8,764)

Deemed dividend from beneficial conversion feature for Series F redeemable convertible preferred stock	—	—	—	(13,842)
Accretion of dividends on preferred stock	(441)	—	(1,167)	(867)
Reversal of accretion of dividends on preferred stock not paid	—	—	—	4,919

Net loss attributed to common stockholders	$10,262	$(2,213)	$(1,866)	$(18,554)

Net loss per share:
— Basic and diluted	$3.94	$(0.24)	$(0.72)	$(3.16)

Shares used in computing net loss per share:
— Basic and diluted	2,606,739	9,070,994	2,599,425	5,868,131

ImaRx Therapeutics, Inc.
Selected Balance Sheet Data (in thousands)

	December 31	December 31
	2006	2007
ASSETS
Current assets:
Cash and cash equivalents	$4,256	$12,861
Restricted cash	—	388
Accounts receivable, net	576	349
Inventory	16,060	11,138
Inventory subject to return	445	2,560
Prepaid expenses and other	539	589

Total current assets	21,876	27,885
Long-term assets:
Property and equipment, net	917	1,170
Intangible assets, net	2,500	1,633
Other assets	—	19

Total assets	$25,293	$30,707

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,413	$1,277
Accrued expenses	851	837
Accrued chargebacks and administrative fees	385	1,317
Deferred revenue	955	5,373
Notes payable	15,615	11,698

Total current liabilities	19,219	20,502
Other long-term liability	219	—

Total liabilities	19,438	20,502
Total redeemable convertible preferred stock	35,863	—
Total stockholders’ equity (deficit)	(30,008)	10,205

Total liabilities and stockholders’ equity (deficit)	$25,293	$30,707